EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements: i) Form S-3 No. 333-85106 and ii) Form S-8 Nos. 333-60588 and 333-60590 of our report dated February 4, 2003 with respect to the consolidated financial statements and schedule of PracticeWorks, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 26, 2003